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Exhibit 10.5

Promissory Note D with a maximum principal amount of $40 million.

PROMISSORY NOTE D

$40,000,000.00	December 10, 2002

        THIS PROMISSORY NOTE D IS A REVOLVING LINE OF CREDIT NOTE.

        FOR VALUE RECEIVED, the undersigned, GREAT LAKES REIT, L.P., a Delaware limited partnership ("Maker"), hereby promises to pay to the order of SECURITY LIFE OF DENVER INSURANCE COMPANY, a Colorado corporation, or any subsequent holder(s) hereof ("Payee"), at the office of Payee, c/o ING Investment Management LLC, 5780 Powers Ferry Road, NW, Suite 300, Atlanta, Georgia 30327-4349, or at such other place as Payee may from time to time designate in writing, the principal sum of FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00) and interest thereon from and after the date of disbursement hereunder (except as otherwise provided in the section entitled "Options to Extend Call Dates and Convert Note Rate" as hereinafter set forth, the "Conversion Section" and in the section entitled "Option to Fix Rate" as hereinafter set forth, the "Fixed Rate Section"), both principal and interest to be paid in lawful money of the United States of America, as follows (except as otherwise provided in the Conversion Section and the Fixed Rate Section).

        The interest rate shall be determined by Payee calculated at one hundred sixty (160) basis points ("Spread") over the thirty (30) day London Interbank Offered Rate as reported in The Wall Street Journal or similar publication ("LIBOR Rate"; the LIBOR Rate plus the Spread, the "Note Rate"). In the event the LIBOR Rate ceases to be published or is otherwise unascertainable, Payee shall select a comparable reference rate as the new index for purposes of calculating the Note Rate and the Adjusted Monthly Payment (as hereinafter defined). The Note Rate shall be adjusted by Payee every thirty (30) days on the first day of a calendar month ("Adjustment Date") based on the then applicable LIBOR Rate plus the Spread. The initial LIBOR Rate shall be one and forty-four one hundredths percent per annum (1.44%) and corresponding Note Rate shall be three and four one hundredths percent per annum (3.04%). The first Adjustment Date will not occur until February 1, 2003 (the first day of the second full calendar month following the date hereof). Each successive twelve month period beginning the first day of the calendar month following the date hereof shall be a "Loan Year" (for example, Loan Year 1 will commence on the first day of the calendar month following the date hereof, Loan Year 2 will commence on the one (1) year anniversary of the first day of the calendar month following the date hereof, etc.). Each successive calendar month beginning the first day of the calendar month following the date hereof shall be a "Loan Month" (for example, Loan Month 1 will commence on the first day of the calendar month following the date hereof, Loan Month 2 will commence on the first day of the second calendar month following the date hereof, etc.). Notwithstanding anything to the contrary provided above and except with respect to the initial LIBOR Rate, the determination by Payee of adjustments to the LIBOR Rate shall be made two (2) London banking days prior to the applicable Adjustment Date.

        Maker shall have a revolving line of credit and may request advances during the first sixty (60) Loan Months (i.e., on or before December 31, 2007), which when added to the outstanding principal balance of this Note on the advance date may bring the total principal balance up to, but not to exceed, $40,000,000.00 (the "Revolver Limit") at any time, upon ten (10) days prior written notice from Maker delivered to Payee, subject to the terms of Section 6.02 of the Loan Agreement (as hereinafter defined). In order to exercise such right for an advance, there may not exist any Event of Default (as hereinafter defined). Disbursement of any such draw must occur on the first day of a Loan Month. Such draw will bear interest at the Note Rate then in effect with respect to the principal balance outstanding. The monthly installments of interest only or the Adjusted Monthly Payments (as hereinafter defined), as applicable, will be re-adjusted effective as of the first day of the Loan Month immediately following disbursement of the advanced or readvanced funds ("Advance/ Readvance Adjustment").

        Notwithstanding the maximum principal amount of this Note, in no event shall Payee be required to advance funds or readvance funds (i) if an Event of Default exists, (ii) in an amount which would exceed the difference between $40,000,000 less any proceeds or awards from any casualty or condemnation event which are applied to the indebtedness of this Note any time during the term hereof, or (iii) after December 31, 2007, at which time the then outstanding principal balance of this Note will be fixed with no further advances or readvances permitted, and the Amortization Period, as hereinafter defined, will begin on January 1, 2008 (the "Amortization Commencement Date"). Maker must specify in writing no later than fifteen (15) days prior to the date of this Note the amount to be drawn on the date of this Note. In no event shall Maker's outstanding principal balance drawn and outstanding balance at any time be less than $2,000,000.00 (the "Revolver Floor").

        Payments of interest only shall be due monthly in arrears on the first day of the month (the "Installment Date") based upon the then applicable Note Rate effective as of the immediately preceding Adjustment Date (or, for the first payment, based upon the initial Note Rate determined prior to the date of this Note, together with, in addition, an annual principal paydown of $1,000 on December 1, 2003, December 1, 2004, December 1, 2005, December 1, 2006, and December 1, 2007 followed by payments of principal and interest on the balance outstanding on January 1, 2008 utilizing a twenty (20) year amortization schedule. The entire amount of outstanding principal and all unpaid accrued interest thereon will be immediately due and payable on January 1, 2031 (the "Maturity Date"). The interest only payments shall be made based upon the outstanding principal balance of this Note and the then applicable Note Rate based upon the immediately preceding Adjustment Date. The Note Rate shall adjust on each next applicable Adjustment Date, and the installments due and payable through the next Adjustment Date shall be adjusted based upon the new applicable Note Rate, which adjustments of payments shall continue until this Note is repaid in full on the Maturity Date.

        Beginning on the Amortization Commencement Date, the principal balance outstanding of this Note shall be frozen and fixed, and no further advances or readvances of principal of this Note shall be permitted notwithstanding anything in this Note to the contrary. The balance outstanding of this Note shall begin amortizing on a twenty (20) year amortization schedule (calculated on the basis of a 360 day year) (the "Amortization Period") and, payments of principal and interest shall be due monthly commencing on February 1, 2008 based upon the Amortization Period in an amount sufficient to fully amortize the Note by the Maturity Date. Thereafter, on each Installment Date, the amortized monthly installments shall be due based upon the Note Rate in effect the immediately preceding Adjustment Date, and the Note Rate shall adjust in accordance with the preceding paragraphs, and the principal balance of this Note shall be re-amortized by Payee over the then remaining Amortization Period at the new Loan Rate to determine the monthly payment of principal and interest necessary to pay this Note in full on the Maturity Date in substantially equal installments (the "Adjusted Monthly Payment"). On the next Installment Date, the Maker shall pay monthly installments of principal and interest based upon the Adjusted Monthly Payment determined on the immediately preceding Adjustment Date. Throughout the remaining term of this Note to the Maturity Date, the Note Rate and monthly payments shall continue to adjust as provided herein to fully amortize this Note by the Maturity Date.

        Notwithstanding any provisions of this Note to the contrary (except as otherwise provided in the Conversion Section and the Fixed Rate Section), the Payee reserves the right (the "Call Option") to declare the entire amount of outstanding principal of this Note, interest and all other sums remaining unpaid hereunder and under the Mortgage to be due and payable on any one of the following dates (each referred to as a "Call Date," and collectively the "Call Dates"):

                  January 1, 2008;

                  January 1, 2013;

                  January 1, 2018; and

                  January 1, 2023.

Such right shall be exercised by Payee, in its sole and absolute discretion, by giving written notice to Maker at least six (6) months prior to the Call Date as to which Payee is electing, which notice shall refer to this Note and state the Call Date elected by Payee. The exercise of such right by Payee shall not relieve Maker of its obligation to make scheduled payments hereunder, or to pay any other sums due and owing hereunder, between the date of such notice and the elected Call Date. Except as otherwise provided in the Conversion Section, the exercise of such right by Payee will result in the original principal amount of this Note not having been fully amortized by the payment of the monthly installments hereunder prior to the exercised Call Date, and Maker shall be obligated to make a payment of the entire amount of outstanding principal of this Note and interest and all other sums remaining unpaid hereunder and under the Mortgage on the Call Date.

        All payments on account of the Indebtedness (as hereinafter defined) shall be applied: (i) first, to further advances, if any, made by the Payee as provided in the Loan Documents (as hereinafter defined); (ii) next, to any Late Charge (as hereinafter defined); (iii) next, to interest at the Default Rate (as hereinafter defined), if applicable; (iv) next, to the Prepayment Premium (as hereinafter defined), if applicable; (v) next, to interest at the Note Rate (or the Note Float Rate, if applicable) on the unpaid principal balance of this Note unless interest at the Default Rate is applicable; and (vi) last, to reduce the unpaid principal balance of this Note. Interest shall be calculated on the basis of a year consisting of 360 days and with twelve thirty-day months, except that interest due and payable for less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily interest rate based on a 360-day year. As used herein, the term "Indebtedness" shall mean the aggregate of the unpaid principal amount of this Note, accrued interest, all Late Charges, any Prepayment Premium, and advances made by Payee under the Loan Documents.

        In the event any installment of principal or interest due hereunder, or any escrow fund payment for real estate taxes, assessments, other similar charges or insurance premiums due under the Mortgage shall be more than ten (10) days overdue, Maker shall pay to the holder hereof a late charge ("Late Charge") of four cents ($.04) for each dollar so overdue or, if less, the maximum amount permitted under applicable law, in order to defray part of the cost of collection and of handling delinquent payments.

        The terms of this Note are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to the Payee exceed the highest lawful rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or any other documents securing the Indebtedness at the time performance of such provision shall be due, shall involve the payment of interest exceeding the highest rate of interest permitted by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under applicable law; and if for any reason whatsoever Payee shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the principal portion of the Indebtedness (whether or not then due and payable) and not to the payment of interest.

        Payment of this Note is secured by the following mortgages (collectively the "Mortgage") dated on or about this same date by Maker, as mortgagor, for the benefit of Payee and Equitable Life Insurance Company of Iowa, as mortgagee, encumbering certain real estate and other property interests situated in the States of Illinois, Wisconsin, Michigan, Minnesota and Ohio, and more particularly described in the Mortgage (the "Premises"):

        (xvi)  Mortgage, Security Agreement, Financing Statement and Fixture Filing, with respect to real property located in the State of Illinois (which may be exercised in counterparts);

      (xvii)  Mortgage, Security Agreement, Financing Statement and Fixture Filing, with respect to real property located in the State of Wisconsin (which may be exercised in counterparts);

      (xviii)  Mortgage, Security Agreement, Financing Statement and Fixture Filing, with respect to real property located in the State of Michigan (which may be exercised in counterparts);

        (xix)Mortgage, Security Agreement, Financing Statement and Fixture Filing, with respect to real property located in the State of Minnesota; and

        (xx)  Mortgage, Security Agreement, Financing Statement and Fixture Filing, with respect to real property located in the State of Ohio.

        This Note, the Mortgage, and all other instruments now or hereafter evidencing, securing or guarantying the loan evidenced hereby are sometimes collectively referred to as the "Loan Documents". The Mortgage contains "due on sale or further encumbrance" provisions which, together with all other terms of the Mortgage, are incorporated herein by this reference.

        The principal of this Note may be prepaid in whole or part on any date subject to the conditions set forth herein. In order to exercise either right of drawing or repayment of funds, Maker must, not later than ten (10) days prior to such draw or repayment, deliver written notice to Payee that Maker intends to draw or prepay this Note. In the event Maker has exercised its Fixed Rate Option (as hereinafter defined) then the Fixed Prepayment Premium (as hereinafter defined) shall be payable for any prepayment of the Fixed Portion (as hereinafter defined). In the event Maker draws or repays this Note, the monthly interest only payment or Adjusted Monthly Payment, as applicable, shall be readjusted effective the first day of the immediately succeeding Loan Month following such draw or repayment based upon the then applicable Note Rate and the principal balance outstanding of this Note with the first such adjusted payment to reflect on a per diem basis interest on both the principal balance outstanding prior to the date of draw or repayment and the reduced or increased principal balance outstanding beginning the date of such draw or repayment (the "Interim Adjustment"). Notwithstanding any such draw or repayment and Interim Adjustment, the Note Rate thereafter will continue to adjust on the established Adjustment Dates as hereinbefore provided. In no event shall Maker be entitled to draw an amount which, when combined with the principal balance outstanding of this Note, would exceed the Revolver Limit, nor shall Maker be entitled to prepay the principal balance to an amount less than the Revolver Floor.

        Maker shall pay Payee each month on the Installment Date, in addition to the required monthly payment, a charge equal to (x) 1/12 times (y) one tenth of one percent (0.1%) times (z) the difference between the Revolver Limit and the outstanding principal balance of this Note on such Installment Date.

        Maker shall have a revolving line of credit and may draw, repay and redraw amounts that, when added to the outstanding principal balance of this Note, may bring the total principal balance up to the Revolver Limit (or lesser amount as determined in Section 3.07 (the "Property Release Privilege") of that certain Loan Agreement dated of even date herewith among Maker, Payee and Equitable Life Insurance Company of Iowa (the "Loan Agreement"). In order to exercise such right and to draw or redraw, there may not exist any Event of Default. Draws will bear interest at the Note Rate then in effect with respect to the principal balance then outstanding of this Note. The monthly installments of interest only will be re-adjusted effective as of the first day of the Loan Month immediately following disbursement of the draw or redrawn funds (the "Draw Adjustment"). Once funds are drawn, the drawn or redrawn funds, which shall be in an amount not less than $2,000,000, may not be prepaid for a period of two (2) full Loan Months.

        Maker shall be limited to nine (9) requests for draws or readvance within any 12-month period and Payee shall receive a processing fee of $1,000.00 for each draw. Each draw must be in the amount of not less than $2,000,000 up to the Revolver Limit. In addition, Maker must pay all third party costs, fees and expenses incurred by Payee in connection with documenting the advance, including without limitation, attorney's costs, fees and expenses and title search and endorsement costs. Maker will provide a revolving credit title endorsement to Payee's loan title policy or policies delivered as of the date of this Note, and with each subsequent advance and/or readvance, a date down title endorsement bringing forward the effective date of the policy or policies through the date and time of disbursement of each such advance or readvance all of which shall be funded through the title insurance company issuing said policy or policies, showing no new exceptions to title since the date of this Note unless approved in writing by Payee.

  OPTIONS TO EXTEND CALL DATES AND CONVERT NOTE RATE

K.    Setting of Note Float Rate

        Except as otherwise provided in the Fixed Rate Section, in the event Payee exercises its first Call Option on this Note on February 1, 2007, Maker shall have the option ("Float Rate Option") to negate such exercised first Call Option on this Note and to extend the accelerated term of this Note beyond the exercised first Call Date, as if such first Call Option on this Note had never been exercised by Payee, provided that Maker delivers written notice to Payee, at least three (3) calendar months prior to the applicable exercised first Call Date, of Maker's desire to negate such first Call Option and the other terms and conditions of this Conversion Section are satisfied at least one (1) full calendar month prior to the applicable first Call Date. If Maker delivers such notice, the first Call Option shall become null and void and, this Note shall continue to be repaid in accordance with the terms and provisions thereof; provided, however, that effective as of the first day of the month immediately preceding the first Call Date (the "Note Rate Adjustment Date"), the Note Rate shall be converted by Payee to a floating interest rate based upon a spread equal to the higher of (a) one hundred and seventy five (175) basis points (the "Pre-Set Spread"), or (b) a negative two hundred sixty (-260) basis points plus the Merrill Lynch Index (U.S. Corporates, BBB?A rated, 5?10 years) with an inception date dated of 12/31/72 as reported by Bloomberg under ticker symbol is currently "C6C0" (the "Merrill Index") less the LIBOR Rate, each in effect as of two (2) business days prior to the Note Rate Adjustment Date (the spread obtained using the Merrill Index hereinafter called the "Merrill Spread") (the higher of the Pre-Set Spread the Merrill Spread is, hereinafter called the "Note Float Spread"). The Note Float Spread plus the LIBOR Rate, as may be adjusted from time to time as hereinafter provided, hereinafter the "Note Float Rate". Upon the determination that either the Pre-Set Spread or the Merrill Spread is the higher spread on the Float Determination Date (as hereinafter defined), then such higher spread shall become the final Note Float Spread, which spread shall remain constant throughout the remaining term of this Note. Commencing on the Note Rate Adjustment Date, this Note shall bear interest at the initially established Note Float Rate. The Note Float Rate shall be adjusted by Payee every thirty (30) days, on the first day of a calendar month ("Float Adjustment Date") based upon the then applicable LIBOR Rate plus the Note Float Spread. The initial LIBOR Rate and the corresponding Note Float Rate shall be determined two (2) business days prior to the Note Rate Adjustment Date (the "Float Determination Date"). Each subsequent determination of the Note Float Rate shall be made five (5) business days prior to the applicable Float Adjustment Date, to be effective beginning with the next occurring Float Adjustment Date. Following the Note Rate Adjustment Date, the first Float Adjustment Date shall occur on the first Call Date. In the event the LIBOR Rate ceases to be published or is otherwise unascertainable, Payee shall select a comparable reference rate as the new index for purposes of calculating the Note Float Rate, principal and interest installments and Float Adjusted Monthly Payment (as hereinafter defined). Following the Note Rate Adjustment Date, the applicable "Default Rate" on the applicable Note shall thereafter be a floating rate at five percent (5%) in excess of the then applicable Note Float Rate.

L.    Adjustment of Payments

        Effective on the Note Rate Adjustment Date, this Note will be re?amortized over the then remaining amortization period of this Note on the Note Rate Adjustment Date, and thereafter, payments of principal and interest shall be due monthly in arrears on the first day of each month (the "Float Installment Date") commencing with the first Call Date based upon then applicable Note Float Rate effective as of the immediately preceding Adjustment Date (or, for the first payment, based upon the initial Note Float Rate set on the Note Rate Adjustment Date).

        Thereafter, on each Float Installment Date, the amortized monthly installments shall be due based upon the Note Float Rate in effect the immediately preceding Float Adjustment Date, the Note Float Rate shall adjust in accordance with the immediately preceding paragraph, and the principal balance of this Note shall be reamortized by Payee over the then remaining amortization period as applicable for this Note at the new Note Float Rate to determine the monthly payment of principal and interest necessary to pay this Note in full on the Maturity Date in substantially equal installments (the "Float Adjusted Monthly Payment"). On the next Float Installment Date, Maker shall pay monthly installments of principal and interest based upon the Float Adjusted Monthly Payment determined on the immediately preceding Float Adjustment Date. Throughout the remaining term of this Note, the Note Float Rate and monthly payments shall continue to adjust as provided herein to fully amortize this Note by the Maturity Date.

M.  Establishment of Float Call Date

        In addition to the Call Dates subsequent to January 1, 2008, hereinbefore set forth, Payee shall have the option ("Note Float Call Option") to declare the entire amount of then outstanding principal and all unpaid accrued interest on this Note, to be immediately due and payable on January 1, 2010. Such Note Float Call Option shall be exercised by Payee by giving written notice to Maker at least six (6) months prior to the Note Float Call Date.

N.    Adjustment of Prepayment Privilege and Prepayment Premium

        Commencing effective as of the Note Rate Adjustment Date, the prepayment privilege and the Prepayment Premium hereinbefore set forth in this Note, shall be null and void and shall be replaced in their entirety with the following provision.

        Except pursuant to the Property Release Privilege, no prepayment of the principal of this Note shall be allowed prior to July 1, 2008 (the "Float Open Date," and the period prior to such date, hereinafter the "Float Lock Out") unless a fee of five tenths of one percent (0.5%) is paid Payee. Beginning with the Float Open Date, the principal of this Note, may be prepaid in whole, but not in part (except pursuant to the Property Release Privilege), on any regular scheduled payment date, at par without any prepayment premium, fee or charge, provided that not later than sixty (60) days prior to such prepayment, Maker delivers written notice to Payee that Maker intends to prepay this Note, in full on the date specified in such notice. In no event shall the amount prepaid be less than the total Indebtedness. Notwithstanding the foregoing Float Lock Out, no prepayment premium, fee or charge shall be payable for a prepayment during such period which results from application of proceeds from insured damage, condemnation or other taking of the Premises provided no Event of Default exists.

O.    Restrictions on Option to Extend and Convert

        In the event Payee does not exercise Payee's right to call this Note on the first Call Date or Maker does not prepay the total Indebtedness in full on or before the first Call Date, the options provided in this Conversion Section shall be null and void and of no further force and effect.

        Regardless of whether Maker elects to exercise its Float Rate Option, the Maturity Date shall remain unchanged.

        A one-eighth of one percent fee on the outstanding principal balance of this Note as of the Note Rate Adjustment Date is due from Maker to Payee, payable no later than the Note Rate Adjustment

Date, as a condition of the establishment of the Note Float Rate. If such fee is not paid by such date, the total Indebtedness shall be immediately due and payable on the first Call Date as if the Float Rate Option had never been exercised by Maker.

[END OF CONVERSION SECTION]

OPTION TO FIX RATE

        Notwithstanding anything in this Note to the contrary, Maker may, during the first 36 Loan Months (i.e. until December 31, 2005) with forty-five (45) days prior written notice to Payee elect to fix the Note Rate or the Note Float Rate, if applicable, for the remaining term of this Note ("Fixed Rate Option") for all or a portion of the outstanding principal balance of this Note but not less than $15,000,000 principal (the "Fixed Portion"). Any portion of the outstanding principal balance which is not part of the Fixed Portion (the "Floating Portion") shall remain subject of the Note Rate. In order to select the Fixed Rate Option, the funds to be the Fixed Portion must have been drawn and disbursed prior to the Fixed Rate Adjustment Date (as hereinafter defined) and thereafter Maker shall have no further option to fix any other portion of the Floating Portion and no rights to prepay and redraw any portion of the Fixed Portion (even if previously repaid to Payee). Maker's notice to Payee of Maker's exercise of the Fixed Rate Option shall specify a term for the fixed rate period, which term shall be no less than three (3) years and no more than the lesser of (i) seven (7) years, or (ii) the period of time remaining until January 1, 2010 (the "Fixed Term"). Notwithstanding anything in this Note to the contrary, the Amortization Period shall commence after the remaining interest only period, and such Amortization Period shall be the twenty (20) year amortization schedule so that the Fixed Portion would be fully amortized by the Maturity Date. Payments on the Floating Portion continue as hereinbefore set forth in this Note. If Maker elects the Fixed Rate Option, the interest on the Fixed Portion shall be converted to a fixed rate (the "Fixed Rate") equal to the greater of (i) one hundred sixty (160) basis points over the yield of the U.S. Treasury reported on the Fixed Rate Determination Date (as hereinafter defined), on the display designated as Screen "PX" on the Bloomberg Financial Markets Services Screen ("Screen PX") (or such other display as may replace Screen PX) for actively traded U.S. Treasury securities having a maturity equal to the Fixed Term applicable pursuant to the terms of this Note (i.e. a three year Treasury if a Fixed Term of three years is selected) (or if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported , as of the Fixed Rate Determination Date, in Federal Reserve Statistical Release H.15 (519), or any comparable successor publication, for actively traded U.S. Treasury securities having a constant maturity equal to the Fixed Term), and such implied yields will be determined, if necessary, by interpolating linearly between (a) the actively traded U.S. Treasury security with the maturity closest to and greater than the Fixed Term, and (b) the actively traded U.S. Treasury security with the maturity closes to and less than the Fixed Term, or (ii) negative one hundred eighteen (-118) basis points over the Merrill Index. In the event Maker elects the Fixed Rate Option, in no event shall the Fixed Rate be less than six percent (6%), regardless of whether clauses (i) and (ii) immediately preceding would yield a lower interest rate. The Fixed Rate for the Fixed Portion shall be based on the preceding calculation to be effective as of the first day of the second full calendar month following Payee's receipt of Maker's written notice of intent to fix the rate ("Fixed Rate Adjustment Date"). The Fixed Rate shall be established by Payee within three (3) business days of Payee's receipt of Maker's notice of intent to fix the rate (the "Fixed Rate Determination Date"), with written concurrence by Maker. As of the Fixed Rate Adjustment Date, the Fixed Portion shall bear interest at the Fixed Rate. Through January 1, 2008 Maker shall pay interest only installments on the first day of each Loan Month with the $1,000 annual principal paydowns (which shall be applied to the Fixed Portion), after which the Fixed Portion shall be amortized over the Amortization Period commencing on the Amortization Commencement Date to be repaid in full by equal monthly installments of principal and interest on a 20-year amortization schedule until the Maturity Date (the "Fixed Rate Installments"). A fee is due Payee at the

time of conversion to the Fixed Rate, payable no later than the Fixed Rate Adjustment Date, as a condition of the establishment of the Fixed Rate and Adjusted Monthly Payment based on the Fixed Rate. Said fee shall be one-fourth of one percent (1/4%) times the then outstanding principal balance of the Fixed Portion (the "Fixed Fee"). The Maturity Date and Call Dates on the Floating Portion shall remain unchanged.

        Upon exercise of the Fixed Rate Option as provided herein, as to such Fixed Portion only, the Call Option hereinbefore provided in this Note (and the Call Dates) shall be of no further force and effect. At Payee's sole discretion, notwithstanding the foregoing, Payee shall have the option (the "Fixed Call Option") to declare the entire amount of then outstanding principal and all unpaid accrued interest on the Fixed Portion to be immediately due and payable on any one of the following "Fixed Call Dates." The first Fixed Call Date under the Fixed Rate Option shall be a date which is the anniversary of the Fixed Rate Adjustment Date multiplied by the number of years selected by Maker for the Fixed Term period, and thereafter, each succeeding Fixed Call Date shall be the fifth anniversary of the first Fixed Call Date (i.e. if Maker selects a four year Fixed Term, and the Fixed Rate Adjustment Date is August 1, 2004, the first "Fixed Call Date" would be August 1, 2008, and every 5th anniversary of that date). Such Fixed Call Option shall be exercised by Payee by giving written notice to Maker at least six (6) months prior to the applicable Fixed Call Date. Each successive twelve-month period beginning the first day of the calendar month following the Fixed Rate Adjustment Date shall be a "Fixed Loan Year." The final Fixed Loan Year may be less than twelve full calendar months depending on when the Maker elects to exercise its Fix Rate Option, but such partial year shall still be considered to a Fixed Loan Year. The Maturity Date for both the Fixed Portion and the Floating Portion shall remain unchanged.

        Maker may only exercise the Fix Rate Option if no Event of Default exists as of the Fixed Rate Determination Date or the Fixed Rate Adjustment Date. The conversion of all or a portion of the Note into a Fixed Rate, at Payee's election in its sole discretion, shall be evidenced by a modification to the Note and the Mortgage prepared by Payee's counsel executed by Maker and Payee which must be executed prior to the Fixed Rate Adjustment Date. The Payee's loan title policy must be down-dated to bring forward the effective date through the date and time of such conversion and of recording of any such modification agreement, continuing all coverage and endorsements from the original policy through such time and containing no new exceptions since the date of this Note. Maker shall pay all reasonable attorney's fees and expenses for Payee's counsel and all title costs, fees and expenses in connection with such down-dating.

        Upon converting to the Fixed Rate, the prepayment privilege for the Fixed Portion of this Note shall be as follows. The principal of the Fixed Portion, may be prepaid in whole, but not in part, except pursuant to the Property Release Privilege on any regular Fixed Rate Installment date, provided that: (1) not later than thirty (30) days prior to such prepayment, Maker delivers written notice to Payee that Maker intends to prepay this Note on the date specified in such notice; and, (2) Maker pays to Payee at the time of such prepayment, a sum (the "Fixed Prepayment Premium") which, together with the amount prepaid, is intended to be sufficient to enable Payee to invest in a U.S. Treasury obligation or other similar investment selected by Payee for the remaining term of the Fixed Portion, or to the next applicable Fixed Call Date, whichever is closest to producing the same effective yield to maturity or to the next applicable Fixed Call Date, whichever is closest, as the Fixed Portion. Such Prepayment Premium shall be the sum of (a) the present value of the scheduled monthly payments on the Fixed Portion from the date of prepayment to the Maturity Date or the next applicable Call Date, whichever is closest, and (b) the present value of the amount of principal and interest due on the Fixed Portion on the Maturity Date or to the next applicable Fixed Call Date, whichever is closest (assuming all scheduled monthly payments due prior to the Maturity Date were made when due); minus (c) the outstanding principal balance of the Fixed Portion as of the date of prepayment. The present values described in (a) and (b) are computed on a monthly basis as of the date of prepayment, discounted at the yield of the U.S. Treasury obligation closest in maturity to the remaining term of the outstanding principal balance evidenced by this Note or to the next applicable Fixed Call Date whichever is closest as report in The Wall Street Journal, or if The Wall Street Journal is unavailable on such day, from the Federal Reserve Bank of New York on the fifth business day preceding the date of prepayment.

        Except as provided in the next sentence, in no event shall the amount prepaid be less than the total amount of the then outstanding principal and accrued and unpaid interest on the Fixed Portion plus the Fixed Prepayment Premium. In the event of acceleration of the Note at any time and subsequent involuntary or voluntary prepayment, the Fixed Prepayment Premium shall be payable except for a prepayment which results from (a) application of proceeds from insured damage, condemnation or other taking of the Premises when no Event of Default exists, and (b) as to any prepayment which is made within sixty (60) days prior to the Maturity Date or any Fixed Call Date (regardless of whether Payee has exercised its Fixed Call Option). In the event the Fixed Prepayment Premium were ever construed by a court having jurisdiction thereof to be an interest payment, in no event shall the Fixed Prepayment Premium exceed an amount equal to the excess, if any, of (i) interest calculated at the highest rate permitted by applicable law, as construed by courts having jurisdiction thereof, on the principal balance of this Note from time to time outstanding from the date thereof to the date of such payment, less (ii) interest theretofore paid and accrued on this Note.

        The prepayment provisions provided in this Note prior to this Fixed Rate Section shall be applicable to the Floating Portion.

        In the event Maker elects the Fixed Rate Option as provided herein for all or a portion of the outstanding principal balance of this Note, the Float Rate Option shall be null and void and the terms of the Conversion Section shall be of no further force and effect.

[END OF FIXED RATE SECTION]

        It is hereby expressly agreed by Maker that time is of the essence in the performance of this Note and that each of the following occurrences shall constitute a default ("Event of Default") under this Note:

          (x)  The failure of the Maker to:

    (a)
    make any payment of principal or interest under this Note within ten (10) days after the same shall fall due, or

    (b)
    comply with any of the other terms of this Note within thirty (30) days after written notice of such failure has been given by Payee to Maker or within such longer period of time, not to exceed an additional sixty (60) days, as may be reasonably necessary to cure such non-compliance if Maker is diligently and with continuity of effort pursuing such cure and the failure is susceptible of cure within such additional sixty-day period.

          (xi)  The failure of Maker to make payment of any amount due the Payee under any Loan Document other than this Note, on the date the same shall fall due (including any applicable grace period).

        (xii)  The occurrence of any breach, default, event of default or failure of performance (however denominated) under any Loan Document other than this Note, and the expiration of any applicable cure period without the same having been cured.

        From and after the date of the occurrence of any Event of Default and continuing until such Event of Default is fully cured (if Maker is entitled under this Note to cure such default) or until this Note is paid in full, the Maker promises to pay interest on the principal balance of this Note then outstanding at the rate (the "Default Rate") equal to the Note Rate (or the applicable Note Float Rate if the Conversion Section is applicable) plus five percent (5%) per annum or, if less, the maximum rate permitted under applicable law. Interest at the Default Rate shall accrue on the amount of any judgment rendered hereon or in connection with any foreclosure of the Mortgage. The Maker agrees that such additional interest which has accrued shall be paid at the time of and as a condition precedent to the curing of such Event of Default. During the existence of any such Event of Default Payee may apply payments received on any amounts due hereunder or under the terms of any of the Loan Documents as Payee shall determine.

        Payee shall have the following rights, powers, privileges, options and remedies whenever any Event of Default shall occur under this Note:

          (x)  To foreclose, or exercise any power of sale under, the Mortgage.

          (xi)  To accelerate the maturity of the Indebtedness and declare the entire unpaid principal balance of, and any unpaid interest then accrued on, this Note, together with any Prepayment Premium, without demand or notice of any kind to the Maker or any other person, to be immediately due and payable.

          (xii) To exercise any and all rights, powers, privileges, options and remedies available at law or in equity and as provided in any of the Loan Documents.

        Upon the occurrence of an Event of Default, the Maker expressly agrees to pay all costs of collection and enforcement of every kind, including without limitation, all reasonable attorneys' fees and expenses, court costs, costs of title evidence and insurance, inspection and appraisal costs and expenses of every kind incurred by Payee in connection with the protection or realization of any or all of the security for this Note, whether or not any lawsuit is filed with respect thereto. The occurrence of an Event of Default under this Note shall constitute a default under each and all of the other Loan Documents.

        The rights, powers, privileges, options and remedies of Payee, as provided in this Note, in any of the Loan Documents, or otherwise available at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur. No delay or discontinuance in the exercise of any right, power, privilege, option or remedy hereunder shall be deemed a waiver of such right, power, privilege, option or remedy, nor shall the exercise of any right, power, privilege, option or remedy be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy. Without limiting the generality of the foregoing, the failure of the Payee after the occurrence of any Event of Default to exercise Payee's right to declare the Indebtedness remaining unmatured hereunder to be immediately due and payable shall not constitute a waiver of such right in connection with any future Event of Default. Acceleration of maturity, once elected by Payee, may be, in Payee's sole and absolute discretion rescinded by Payee's written acknowledgment to that effect, but without limiting the foregoing the tender and acceptance of partial payment or partial performance shall not, by itself, in any way affect or rescind such acceleration.

        Maker waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, notice of intent to accelerate, notice of acceleration of maturity, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, except as otherwise provided herein, and agrees that if there is more than one the party constituting the Maker, liability of each of them hereunder shall be joint, several and unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee; and Maker consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to the release of any collateral given to secure the payment hereof, or any part thereof, with or without substitution, and agrees that additional makers or guarantors may become parties hereto without notice to any of them or affecting any of their liability hereunder.

        Payee shall not by any acts of omission or commission be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth therein; a waiver in respect of one event shall not be construed as continuing or as a bar to the exercise or waiver of such right or remedy in respect of a subsequent event.

        All notices, demands, requests, and other communications desired or required to be given hereunder ("Notices") shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.

        All Notices shall be deemed given and effective upon the earliest to occur of: (x) the hand delivery of such Notice to the address for Notices; (y) one business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (z) three business days after depositing the Notice in the United States mail as set forth in (iii) above. All Notices shall be addressed to the following addresses:

Maker:	Great Lakes REIT, L.P. c/o Great Lakes REIT 823 Commerce Drive, Suite 300 Oak Brook, Illinois 60523 Attention: Chief Financial Officer
With a copy to:	Holland & Knight LLC 500 West Madison, Suite 4000 Chicago, Illinois 60661-2511 Attention: Francis L. Keldermans, Esq.
Payee:	Security Life of Denver Insurance Company c/o ING Investment Management LLC 5780 Powers Ferry Road, NW, Suite 300 Atlanta, Georgia 30327-4349 Attention: Mortgage Loan Servicing Department
and
ING Investment Management LLC 5780 Powers Ferry Road, NW, Suite 300 Atlanta, Georgia 30327-4349 Attention: Real Estate Law Department
With a copy to:	Powell, Goldstein, Frazer & Murphy LLP Sixteenth Floor 191 Peachtree Street, N.E. Atlanta, Georgia 30303 Attention: John R. Parks, Esq.

or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice. Provided, that the "copy to" Notice to be given as set forth above is a courtesy copy only; and a Notice given to such person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party.

        This Note shall be governed by and construed in accordance with the laws (excluding conflicts of laws rules) of Illinois.

        Subject to the terms of the next succeeding paragraph and notwithstanding anything to the contrary otherwise contained in this Note, but without in any way releasing, impairing or otherwise affecting this Note or any of the other Loan Documents (including without limitation any guaranties or indemnification agreements) or the certain Environmental Indemnification Agreement to which Maker is a party, or the validity hereof or thereof, or the lien of the Mortgage, it is agreed that Payee's source of satisfaction of the Indebtedness and Maker's other obligations hereunder and under the Loan Documents other than any separate guaranty agreement or the Environmental Indemnification Agreement is limited to (a) the Premises and proceeds thereof, (b) rents, income, issues, proceeds and profits arising out of the Premises, and (c) any separate guaranty or indemnification agreements guarantying or indemnifying Payee with respect to the payment of any amounts due hereunder and under the Loan Documents and/or Maker's performance hereunder and under the Loan Documents; provided, however, that nothing herein contained shall be deemed to be a release or impairment of said Indebtedness or the security therefor intended by the Mortgage, or be deemed to preclude Payee from foreclosing the Mortgage or from enforcing any of Payee's rights or remedies in law or in equity thereunder, or in any way or manner affecting Payee's rights and privileges under any of the Loan Documents or any separate guaranty or indemnification agreements guarantying Maker's payment and/or performance hereunder and/or under the Loan Documents.

        PROVIDED, HOWEVER, NOTWITHSTANDING ANYTHING IN THIS NOTE TO THE CONTRARY, MAKER SHALL PAY, AND THERE SHALL AT NO TIME BE ANY LIMITATION ON MAKER'S PERSONAL LIABILITY FOR THE PAYMENT TO PAYEE OF:

    (xxxiv)    the application of rents, security deposits, or other income, issues, profits, and revenues derived from the Premises after the occurrence of an Event of Default to the extent applied to anything other than (a) normal and necessary operating expenses of the Premises or (b) the Indebtedness evidenced by the Note. It is understood that any rents collected more than one month in advance as of the time of the Event of Default shall be considered to have been collected after the Event of Default;

    (xxxv)    any loss, cost or damages arising out of or in connection with fraud or material misrepresentations to Payee by Maker (or by any of its general partners, officers, shareholders, members, or their agents, if applicable);

    (xxxvi)    any loss, cost or damages arising out of or in connection with Maker's use or misapplication of (a) any proceeds paid under any insurance policies by reason of damage, loss or destruction to any portion of the Premises, or (b) proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of any portion of the Premises, for purposes other than those set forth in the Mortgage;

    (xxxvii)    any loss, cost or damages arising out of or in connection with any waste of the Premises or any portion thereof and all reasonable costs incurred by Payee in order to protect the Premises;

    (xxxviii)    any taxes, assessments and insurance premiums for which Maker is liable under the Note, the Mortgage or any of the other Loan Documents and which are paid by Payee (but not the proportionate amount of any such taxes, assessments and insurance premiums which accrue following the date of foreclosure [plus any applicable redemption period] or acceptance of a deed in lieu of foreclosure);

    (xxxix)    any loss, costs or damages arising out of or in connection with the Maker's environmental covenants, warranties and representations contained in Paragraph 31 of the Mortgage;

    (xl)    any loss, cost or damages arising out of or in connection with any construction lien, mechanic's lien, materialman's lien or similar lien against the Premises arising out of acts of omissions of Maker;

    (xli)    any and all loss, costs or damages arising out of or incurred in order to cause the Improvements to comply with the accessibility provisions of The Americans with Disabilities Act and each of the regulations promulgated thereunder, revealed in engineering reports delivered to Payee in connection with the loan evidenced by this Note, as the same may be amended from time to time which are required by any governmental authority;

    (xlii)    any loss, damage, cost, expense and liability resulting from any act of Maker or its general partners, shareholders, beneficiaries, or members, as the case may be, to obstruct, delay or impede Payee from exercising any of its rights or remedies under the Loan Documents;

    (xliii)    the total Indebtedness in the event that (a) Maker makes an unpermitted transfer of an interest in the Maker or in the Premises without the prior written approval of Payee, or (b) Maker makes an unpermitted encumbrance on the Premises or an interest in Maker without the prior written approval of Payee; and

    (xliv)    all costs and fees, including without limitation reasonable attorney fees and costs, incurred by Payee in the enforcement of subparagraphs (i) through (x) above.

With the exception of those items of liability specifically set forth in items (i) through (xi) above, the lien of any judgment against Maker in any proceeding instituted on, under or in connection with this Note shall not extend to any property now or hereafter owned by Maker other than the interest of the Maker in the Premises and the other security for the payment of this Note.

        This Note, together with the other Loan Documents and the certain Environmental Indemnification Agreement executed by Maker, constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and thereof and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof and thereof.

        THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON OR ARISING OUT OF THIS AGREEMENT OR INSTRUMENT, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTION OF ANY PARTY HERETO. NO PARTY SHALL SEEK TO CONSOLIDATE BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL PARTIES.

        Maker acknowledges receipt of a copy of this instrument at the time it was signed.

        IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the day and date first above written.

MAKER:
GREAT LAKES REIT, L.P., a Delaware limited partnership
By:	Great Lakes REIT, a Maryland real estate investment trust, its general partner
	By:	/s/ JAMES HICKS James Hicks, Treasurer

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PROMISSORY NOTE D